                                                                     Exhibit 2.3
                             CONSULTING AGREEMENT


                                    BETWEEN


                               VALLEN CORPORATION


                                      AND


                          SAFETY CENTERS INCORPORATED



                         EFFECTIVE AS OF JULY 24, 1995

                             CONSULTING AGREEMENT


     This Consulting Agreement ("Agreement") is entered into effective as of July 24, 1995 between Vallen Corporation, a Texas corporation ("Company") and SCI Incorporated ("SCI"). In consideration of their mutual agreements, the Company and SCI agree as follows:

     WHEREAS, SCI has sold substantially all of its assets to the Company, all pursuant to that certain Asset Sale and Purchase Agreement (the "Purchase Agreement") dated as of June 16, 1995 by and among SCI, the Company, Neil Sheppard and Roslyn Sheppard;

     WHEREAS, SCI possesses an intimate knowledge of the Assets (as defined in the Purchase Agreement), and the operation thereof;

     WHEREAS, the Company intends to transfer the Assets to Vallen Safety Supply Company, a Texas corporation and the wholly owned subsidiary of the Company ("Safety");

     WHEREAS, the Company and SCI recognize that the continued application of SCI's experience, abilities and services to Safety's operation of the Assets would be extremely beneficial to Safety and to the Company;

     WHEREAS, in connection with the transactions contemplated in the Purchase Agreement, the Company wishes to be assured that following such acquisitions SCI will be available to consult with Safety and the Company;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein set forth and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1. TERM OF AGREEMENT. The term of this Agreement shall commence on the date hereof and shall expire on the third (3rd) anniversary of such date.

     2. DUTIES. From time to time, as and when requested by the Chief Executive Officer or the Board of Directors of the Company, SCI will consult and cooperate with and advise them, or either of them, to the best of his ability with respect to such matters involving the business and affairs of the Company as they, or either of them, may present to SCI. SCI agrees that it shall designate Neil Sheppard, president of SCI ("Sheppard"), to perform all of SCI's duties and obligations hereunder, and that no other person shall perform such duties and obligations, provided, however, that in the event of Sheppard's death or permanent disability, SCI shall appoint a successor reasonably satisfactory to the Company to perform SCI's duties and obligations hereunder, Roslyn Sheppard being hereby deemed a satisfactory successor to Sheppard. For the period beginning on the date hereof and ending on the six-month anniversary of such date, SCI will perform such services on a full-time basis, and shall devote all of the skills and best efforts of Sheppard full time to the business and affairs of the Company and its subsidiaries. For the period beginning on the day after the six-month anniversary of the date hereof and ending on the third anniversary of the date hereof, SCI will perform such services on a limited time basis, and in no event more than 200 hours per year, or more than 16 hours per week. SCI shall perform its duties hereunder as an independent contractor to, and not as an employee of, the Company.

     3. BASE LOCATION. During the term of this Agreement, the Company shall make available for Sheppard's (or Sheppard's successor named under Section 2) use an office, of size and appointments appropriate to his position. Unless the Company's Board of Directors provides otherwise, SCI's base location for providing services hereunder shall be in South Holland, Illinois for the first six months of the term of this Agreement, and thereafter at any other place in the Chicago, Illinois area.

     4. COMPENSATION. As compensation for SCI's services to the Company under this Agreement, the Company will pay to SCI, in substantially equal installments, in arrears, and in substantially the same manner that amounts are paid by the Company to its independent consultants (but in no event less frequently than monthly), an amount of $166,667 per calendar year (and a pro rata portion of such amount for any part of a calendar year), subject to all applicable tax requirements.

     5. REIMBURSEMENT OF EXPENSES. The Company shall reimburse SCI for its reasonable and proper travel and other out-of-pocket expenses incurred by SCI for the purpose of and in connection with the performance of its duties during its engagement under this Agreement, all in accordance with applicable policies as to the allowable amounts of such expenses for independent contractors of the Company holding comparable positions and as to the submission of itemized reports with respect to such expenses which may from time to time be implemented by the Company.

     6. TERMINATION OF ENGAGEMENT. The engagement of SCI by the Company pursuant to this Agreement shall be terminated immediately (a) in the event SCI's engagement with the Company is terminated by the Company for "Cause," as defined below, (b) in the event SCI resigns its engagement with the Company, or
(c) in the event the Board of Directors of the Company elects, in its sole discretion, to terminate the SCI engagement with the Company without Cause. The provisions of this Section 5 of the Agreement supersede and control any other provisions of this Agreement to the contrary, whether express or implied. If SCI's engagement hereunder is terminated for Cause by the Company or without Cause by SCI, then all obligations of the Company hereunder shall cease as of the effective date of such termination. If SCI's engagement hereunder is terminated without Cause by the Company, then the Company's obligations under
Section 4 hereof shall survive such termination.

     Termination for "Cause" shall mean the Company's termination of SCI's engagement with the Company because of (i) the conviction SCI or Sheppard (or Sheppard's successor named under Section 2 hereof) of a felony that has or can reasonably be expected to have a material adverse effect on the Company or its business; (ii) SCI's engaging in willful misconduct that has or can reasonably be expected to a have a material adverse effect on the Company or its business; and (iii) a material failure by SCI to comply upon reasonable notice with the reasonable written orders of the Board of Directors of the Company, provided, however, that if such orders entail the performances of services by SCI outside of normal business hours, SCI shall have seven days to cure its failure to comply with such orders.

     7. CONFIDENTIALITY. SCI agrees to keep in strict secrecy and confidence any and all information SCI acquires, including, but not limited to, customer information and price lists, or to which SCI has access during employment by the Company and which has not been publicly disclosed and is not a matter of common knowledge in the fields of work of the Company. SCI agrees that both during and after the term of his employment by the Company, he will not, without prior written consent of the Company, disclose any such confidential information to any third person, partnership, joint venture, company, corporation, or other organization. The provisions of this Section 6 shall survive the termination of this Agreement without limitation.

     8. SUCCESSORS AND ASSIGNS. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that the provisions hereof shall inure to the benefit of, and be binding upon, each successor of the Company, whether by merger, consolidation, transfer of all or substantially all of its assets, or otherwise.

     9. COMPANY PROPERTY. From time to time during the term of this Agreement, the Company will entrust items of its property, including, but not limited to, computer equipment, hardware or software, customer lists, price lists, literature, sales brochures and manuals, product samples, motor vehicles and keys, to SCI. SCI agrees to use these items safely, for their intended use, and only in furtherance of the business of the Company, and to return them upon request by the Company at any time. SCI agrees not to duplicate by any means such Company property at any time without the consent of the Company.

     10. DISCLOSURE. SCI agrees during the term of this Agreement to disclose only to the Company all proprietary information, ideas, methods, plans, developments, or improvements known by SCI which related directly or indirectly to the business of the Company, whether acquired by SCI before or during employment by the Company. Nothing in this paragraph shall be construed as requiring any such communication where the idea, plan, method, or development is lawfully protected from disclosure as a trade secret of a third party or by any other lawful prohibition against such communication.

     11. CONFLICTING AGREEMENTS. SCI represents and warrants that the execution of this Agreement and SCI's performance of obligations hereunder will not conflict with, result in the breach of any provision or the termination of, or constitute a default under any agreement to which SCI is a party or by which SCI is or may be bound.

     12. NOTICES. Any notice required or permitted to be given hereunder shall be in writing and shall be sufficiently given if sent by registered or certified mail or delivered, if to SCI at 410 W. 172nd Street, South Holland, Illinois 60473, or at such other address or addresses as he shall designate by written notice to the Company, and if to the Company at

13333 Northwest Freeway, Houston, Texas 77040, Attention: Chairman of the Board, with a copy to Mayor, Day, Caldwell & Keeton, L.L.P., 700 Louisiana, Suite 1900, Houston, Texas 77002, Attention: Richard B. Mayor, or such other address as the Company shall designate by written notice to SCI.

     13. SOLE AGREEMENT. This Agreement supersedes any prior or other agreements of SCI and the Company and constitutes the full and complete agreement between SCI and the Company with respect to the employment of SCI. No amendment or modification to this Agreement (including, but not limited to, any renewal or extension of this Agreement) shall be effective unless made in writing and signed by the party against whom or which enforcement is sought.

     14. MISCELLANEOUS. It is understood and agreed by the parties hereto that the provisions of each of the preceding sections of this Agreement, which Agreement includes the Exhibit hereto, are independent of and severable from each other, and the invalidity of any paragraph or portion shall not affect the validity or hinder the enforceability of the remaining paragraphs or portions. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, exclusive of any provision thereof under which the law of any other jurisdiction would apply.

     EXECUTED and DELIVERED at Houston, Texas, effective as of the date first stated above.
                                 SCI:



                                 By:
                                     ------------------------------------------
                                     Neil Sheppard
                                     President

                                 VALLEN CORPORATION



                                 By:
                                     -----------------------------------------
                                     James W. Thompson
                                     President